UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	April 30, 2009

Papa John's International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21660	61-1203323
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2002 Papa John's Boulevard Louisville, Kentucky	40299-2367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(502) 261-7272

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A is filed as an amendment to the Current Report on Form 8-K filed by Papa John’s International, Inc. (the “Company”) on April 24, 2009 (the “Original 8-K”), where the Company reported, under Item 5.02, the appointment of John H. Schnatter as Chief Executive Officer of the Company, and J. Jude Thompson as President and Chief Operating Officer of the Company.

This amendment is being filed to report additional details concerning the compensation of Mr. Schnatter in his capacity as Chief Executive Officer and of Mr. Thompson as President and Chief Operating Officer of the Company.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2009, the Compensation Committee of the Board awarded Mr. Schnatter a grant of non-qualified stock options to purchase 37,102 shares of the Company’s common stock under the Company’s 2008 Omnibus Incentive Plan with an exercise price of $26.54, the closing price on the date of grant.  This grant vests six months from the date of grant and expires in five years.   This grant is in addition to the $500,000 equity component under the Company’s long term incentive program which was disclosed in the Original 8-K, and was made in lieu of a base cash salary for Mr. Schnatter.

Also on April 30, 2009, Mr. Schnatter and Mr. Thompson received grants under the Company’s long term incentive program, consisting of the values previously disclosed in the Original 8-K.  The Compensation Committee and the Board of Directors approved the mix of equity awards under the Company’s long term incentive program and director compensation program as 50% stock options (grant value based on a Black-Scholes valuation) and 50% time-based restricted stock. The stock option and restricted stock grants have a three year graded vesting schedule, and the stock options expire in five years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Papa John's International, Inc.
(Registrant)

Date: May 5, 2009	By: /s/ J. David Flanery
Name: J. David Flanery Senior Vice President and Chief Financial Officer